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                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
    Administrative Office: 9920 Corporate Campus Dr., Suite 1000, Louisville,
                                 Kentucky 40223

        WAIVER OF CONTINGENT DEFERRED SALES CHARGE FOR UNEMPLOYMENT RIDER
                             (HEREINAFTER, "RIDER")

This Rider forms a part of the contract to which it is attached. The Rider is subject to the terms of the contract except to the extent it changes the contract. The effective date of this Rider is the same as the Contract Issue Date. Unless stated otherwise, all provisions and limitations of the Base Contract apply to this Rider. This Rider terminates when the Base Contract terminates.

DEFINITIONS: When We use these words, We mean:

BASE CONTRACT: The contract to which this Rider is attached.

OWNER/JOINT OWNER: The Owner/Joint Owner as defined under the Base Contract, (You/Your).

Other definitions as used in the Base Contract apply.

WAIVER OF CONTINGENT DEFERRED SALES CHARGE: This Rider allows You to withdraw an additional 10% of the Base Contract Value, free of contingent deferred sales charge(s) once each Contract Year. The withdrawal is on a non-cumulative basis and is subject to the following:

     The contract to which this Rider is attached must be in force for one full year.

     The Owner must submit a letter of determination from his or her state's Department of Labor indicating that he or she qualifies for and has been receiving unemployment benefits for at least 60 consecutive days.

     The Owner was employed on a full time basis, working at least 30 hours per week, on the Contract Issue Date.

     The Owner's employment must have been involuntarily terminated by the Owner's employer.

The Owner must certify in writing at the time a withdrawal request is made, that he or she is still unemployed and still receiving unemployment benefits. The Owner may exercise this waiver only once per Contract Year. If there are Joint Owners, You may exercise this rider for either the first or second Owner, not both. If the Owner dies, the Beneficiary under the Base Contract is the Owner's spouse, the spouse elects to become the new Owner, and You have not used this Rider, then this Rider will remain in effect under the ownership of the surviving spouse. If the Owner is a non-natural person, then the Rider applies to the Annuitant and the Rider shall be read to replace the Owner with the Annuitant.

NOTICE AND PROOF OF CLAIM: Written notice and proof of unemployment must be received by the Company at Our Administrative Offices in Good Order prior to Our waiver of the contingent deferred sales charge due to unemployment. Contact Our Administrative Office for details on how to apply for benefits under this Rider.

A PAYMENT UNDER THIS RIDER MAY BE TAXABLE AS A WITHDRAWAL UNDER THE CONTRACT. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.

              Signed for Jefferson National Life Insurance Company.

                                 /s/ Craig A. Hawley

                                    Secretary